Exhibit 99.5

SOURCE: US Farms, Inc.

Jul 23, 2008 07:00 ET

US Farms, Inc. CEO Issues Letter to Shareholders
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http://www.usfarmsinc.com

SAN DIEGO, CA--(Marketwire - July 23, 2008) - US Farms, Inc. (OTCBB: USFM), a commercial Farming and Nursery company based in Southern California, announced today that it issued a letter to its shareholders of record from its CEO and President, Yan K. Skwara.
Dear Valued stockholders:
I would like to take this opportunity to discuss our recent accomplishments and challenges over the past year, coupled with our growth plans and strategy for the next 12-18 months.
We furnish this update on the recent news of the recapitalization of US Farms, Inc. as management and the Board of Directors felt it was the best time to proceed forward with a new and fresh corporate structure to enhance and increase the ability to capitalize the company's future growth.
Fiscal 2007 was a foundational year for US Farms, Inc. and one marked by accelerated revenue growth from $360,000 in 2006 to over $9.4 Million; however, our foregoing net loss was an area of continued needed improvement. Over the course of the first half of 2008, we have signed agreements with several organizations for the sale of our Farming and Nursery products as we continue to experience growing demand for our plant and crop products which have included Aloe Vera, Garlic, Tomatoes, Asparagus, Jade, Palms and Cycads.
The current Agricultural sector in the United States continues to thrive. Farmers continue to grow crops at record levels to supply the high food demands as countries like China and India continue to up the ante for demand on food worldwide. We are positioning ourselves to be a major player in the Farming and Nursery space in the future to help meet the growing demand for crop and plant products and services.
Where Our Business is Heading
We are entering a particular period of time for US Farms, Inc. which we feel will be marked as a turning point for the company as we transition out of the produce/brokerage business and focus our efforts on the Farming and Nursery side of our business which has always been the staple of the company. We will continue our emphasis on the Aloe Vera Farming and Nursery products due to the higher margins and niche opportunity. Going forward, this should assist us in enhancing our revenues and raise our margin levels to allow us to achieve profitability sooner as we focus on our core products.
We have cut overhead and slashed unnecessary fat and terminated business activities in non performing subsidiary and product activities while aiming to reduce some of our long term debt when financially feasible. Over the course of the past few months, we successfully completed the changeover of the mix of old and new business partners with whom we work. In the past, we relied primarily through a single sales channel largely comprised of our Tomato brokerage business which generated the majority of our revenue in 2007 through a wholly owned subsidiary, which produced lower margins at best. This was costly financially and produced disappointing results. In addition, it caused significant fluctuations in our results of operations as margins have varied month to month.
Company Update/Transactions
The company recently divested out of the Tomato brokerage business to focus on the higher margin Farming and Nursery products that Aloe Vera offers. We will expand into additional crops down the road but the current focus over the next twelve to eighteen months will be establishing our Aloe Brand both on the Farming and Nursery side as well as migrating into the manufacturing side of the Aloe Vera based end products i.e. Aloe Juice, Aloe Gel, Aloe Chapstick, Aloe Vera Spray, Aloe Cosmetics etc. We will continue to grow our Nursery business focusing on higher volume and entering the high margin plant mail order business which we already have a set infrastructure in place to ramp up this business.
We are currently Farming Aloe Vera in the Imperial Valley, Ca. with approximately 250,000 full grown Aloe Vera Mother Plants on 70 Acres. Aloe Vera can only be grown in three states commercially, California, Texas and Florida and due to volatile weather conditions in both Florida and Texas, the Aloe Vera crop grown in Southern California tends to be of the highest quality nationally which is an advantage over competition.
The 250,000 or so Aloe Vera Mother Plants produce approximately 4 million baby aloes per year which are sent to our Nursery/Greenhouse Facility in Valley Center, California (Over 100,000 square feet of greenhouse space) where we grow our Aloe Vera Nursery Products (4" and 6" Aloe Potted Plants) which in turn are sold to Nursery Wholesalers and Retailers. Trader Joe's, IKEA, just to name a few are some well known retailers we work with directly. Margins are in the 50-60% range for these products. The goal is to increase our current inventory levels of our Aloe and Jade Nursery products which will in turn increase sales and bottom line profits. Currently, our inventory levels are extremely low as our demand and sales are currently exceeding our current growing capabilities. This is an area that we are extremely focused on addressing as we believe it will provide positive cash flow to the Company once optimal inventory levels can be reached.
We also sell Aloe Vera in bulk form to customers who then in turn take the leaf and utilize the juice inside the leaf for different Aloe Vera based products i.e. Aloe Juice. We are selling Aloe in bulk form currently at .30 per pound as our margins are in the fifty percent range. Our goal with our bulk Aloe business is to increase our customer base short term as the market demand for bulk Aloe can be very lucrative.
Vertical Integration is a major focus and opportunity with Manufacturing of Aloe based Products i.e. Aloe Vera Juice, Aloe Vera Gel, Aloe Spray, Flavored Aloe Juice, Aloe Balm, and Aloe Cosmetics as this is a multi-billion dollar a year business.
We are committed into moving into the manufacturing side of Aloe Vera based products in the near term where margins are in the 100% plus range as we have recently signed a LOI to acquire specific Aloe Vera Bottling and manufacturing equipment from one of our current customers. This transaction once consummated with adequate financing we feel would have a significant impact on sales and earnings in the future due to the solid demand for Aloe Vera based products coupled with an aggressive marketing team we have in place to ramp up sales from current levels.
We currently have an agreement with Morgan Creek which is a Nursery player out of Canada who has a direct contract with IKEA, the largest furniture retail supplier in the world. We act as a fulfillment center and grower for IKEA plant orders on the Nursery side at our greenhouses in San Diego County. As this relationship develops, we can house and grow more plants for IKEA who currently has over 40 stores in North America and is just starting to expand throughout the US opening more stores. Currently, we are housing IKEA plants at our green houses and delivering and servicing to 10 IKEA stores total on the west coast. IKEA Nursery sales for North America are less than 1/2 a percent of their total store sasles and in simple terms IKEA is aiming for a much larger piece of Nursery business overall. We believe expanding our relationship with Morgan Creek and IKEA at this stage of the game and with IKEA opening more stores in the US in the future, it is clearly a future growth opportunity for us.
Additionally, our long term goals are to pursue the acquisition of additional farm land to strengthen our balance sheet and generate cash flows from growing additional crops, such as: lettuce, tomatoes, olives, etc. Currently, we are leasing out all our farm land in the Imperial Valley of California, which is leased out at approximately $300 per acre per year and we are also leasing out our nursery facilities in San Diego County, which include a 5 and 15-acre nursery facility with a two-acre shade house that houses our palms and cycads inventory not to mention our greenhouses.
Finally, we believe with our existing infrastructure and marketing team in place, that we are positioned to enter the plant mail order business over the next two years. Management has over 20 years of experience in plant mail order.
If we are able to achieve our goals for 2008, we then expect 2009 to be an exciting year for the Company as we continue to enter into agreements with a wide range of nursery wholesalers and retailers who are marketing our products coupled with increases in sales. Purchases of our products by our existing and additional new customers throughout the country will be the primary driver for revenue, positive cash flow and profitability in 2009.

Financial Outlook for 2008
We recently recapitalized the company primarily for purposes of enhancing our financing capabilities moving forward.
Today, our corporate structure is approximately 1,968,387 shares issued and outstanding and approximately 400,000 in the public float.
Previously on June 17, 2008, we had announced that we had executed a Letter of Intent with Chadbourn Securities, Inc. to raise $3 million in a private placement funding. Recently, this LOI has been terminated with Chadborn as we are currently in discussions with several Investment Banking firms for a similar type of capital raise. Raising additional capital will be a large part of our success or failure as with any young company.
Our business is in a transition phase and if we are to finish hitting our goals for 2008 we expect 2009 to be an exciting year for the company. We continue to enter into agreements with a wide range of Nursery wholesalers and retailers who are marketing our products. Most importantly, we are beginning to experience a significant number of sales through these same customers. Purchases of our products by our customers throughout the country will be the primary driver for revenue, positive cash flow and profitability in 2009.
While our decision to terminate our relationships with Tomato vendors resulted in a temporary decrease in our quarterly revenue during the first half of 2008, we expect to experience a return to consistent revenue during the first half of 2009 as a result of the quick and substantial traction we have gained with our Farming and Nursery business with revenue that we will generate through relationships such as the Morgan Creek/IKEA partnership that began in early 2008.
We are working diligently and have achieved results in the face of various adversities that have enveloped the company at different times during the past year. We are working diligently to achieve our goal of increasing stockholder value and believe we have made the right investments in the people, programs and partnerships to allow us to grow efficiently during the remainder of 2008 into 2009.
I would like to express my appreciation to our shareholders and note holders for all of the support they have provided to the company and its management team and for the patience they have displayed as long term investors. Our commitment to deliver solid financial performance continues through the execution of our strategic plan and delivery of sales to our customers.
On behalf of our entire Management team, we thank you for your continued support and confidence in US Farms, Inc.
Sincerely,
/s/ Yan K. Skwara
Yan K. Skwara
President & Chief Executive Officer
This letter contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained herein, including, without limitation, statements regarding the company's future financial position, business strategy, budgets, projected revenue and costs, and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof or any variation thereon or similar terminology or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the company assumes no obligation to update or revise any of the information contained in this letter.
About US Farms, Inc.
US Farms, Inc. is a diversified commercial Farming and Nursery company. The company grows, markets and distributes horticultural products through a number of wholly owned subsidiaries. The horticultural products are sold through supermarkets, home centers, retail merchandisers, garden centers, re-wholesalers, and landscapers throughout the United States and Canada. Currently the company has subsidiaries, which provide a full range of products including Aloe Vera, Cactus, Succulents, Jade, Rare and Exotic Palm Trees and Cycads.
For more information on US Farms, Inc., please visit http://www.usfarmsinc.com. US Farms, Inc. is publicly traded on the over-the-counter market under the quotation symbol of USFM.

US Farms, Inc.

Tel: 858-488-7775 Ext 101

or 800-845-9133

Fax: 858-488-2828

Investor Relations

Jamie Dryer

Flagler Communications

561-837-8057

http://www.otcfn.com/usfm

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